 Exhibit 99.2 - Front of Stock Certificate

See Restrictive Legend On Reverse

MERGE MEDIA

Incorporated Under the Laws of the State Of Florida

Certificate Number	See Reverse For Certain Definitions **COMMON STOCK** CUSIP 000000 00 0	Shares

THIS CERTIFIES that

is the registered owner of _ Shares of Fully Paid and Non-Assessable Common Stock, par value $0.001 per share, of **Merge Media, Inc.** (the "Corporation") transferable upon the books of the said Corporation by the named holder(s) hereof, in person or by duly authorized attorney upon the surrender of this certificate properly endorsed, at the office of the Corporation.

IN WITNESS the seal of the Corporation and the true signatures of its duly authorized officers.

Dated: **August 28, 2002**

CEO

Secretary

This Certificate Shall Be Replaced At No Cost To The Shareholder In The Event That The Corporation's Shares Become Qualified For Public Trading. The Corporation Shall Act As Its Own Transfer Agent.